Exhibit 99

Pfizer Reports Third-Quarter 2008 Results

  Third-Quarter 2008 Reported Diluted EPS of $0.34 Compared with $0.11 in the Year-Ago Quarter
  Third-Quarter 2008 Adjusted Diluted EPS(1) of $0.62 Compared with $0.58 in the Year-Ago Quarter
  Third-Quarter 2008 Adjusted Total Costs(2) Decreased by Approximately $460 Million Compared with the Year-Ago Quarter Excluding Foreign Exchange
  Achieved 2008 Adjusted Total Cost(2) Reduction Target in Third-Quarter 2008, with $1.7 Billion Realized; Increasing Full-Year 2008 Target to at Least $2.0 Billion
  Reaffirms Full-Year 2008 Guidance for Adjusted Results(1) within Previously Announced Ranges; Increasing Lower End of Revenue Range; Tightening Adjusted Diluted EPS(1) Range

NEW YORK--(BUSINESS WIRE)--October 21, 2008--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)

	Third-Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Reported Revenues	$11,973	$11,990	--	$35,950	$35,548	1%
Reported Net Income	2,278	761	199%	7,838	5,420	45%
Reported Diluted EPS	0.34	0.11	209%	1.16	0.78	49%
Adjusted Revenues(1)	12,159	11,950	2%	36,030	35,414	2%
Adjusted Income(1)	4,180	3,963	5%	11,977	11,711	2%
Adjusted Diluted EPS(1)	0.62	0.58	7%	1.77	1.68	5%

See end of text prior to tables for notes.

Pfizer Inc (NYSE: PFE) today reported financial results for third-quarter 2008. The Company recorded reported revenues of $12.0 billion, consistent with the year-ago quarter, despite the negative impact of the loss of U.S. exclusivity for Zyrtec, which Pfizer ceased selling in late January 2008, and for Camptosar in February 2008. Zyrtec and Camptosar third-quarter 2008 revenues decreased by $549 million ($428 million and $121 million, respectively), compared with the year-ago quarter. Foreign exchange favorably impacted reported revenues by approximately $620 million or 5%, as did the solid performance of many key products. Reported revenues in third-quarter 2008 were negatively impacted by a $217 million adjustment to prior years’ liabilities for product returns. U.S. reported revenues accounted for 41% of the total compared with 48% in the year-ago quarter, while international reported revenues accounted for 59% of the total compared with 52% in the year-ago quarter. In the U.S., reported revenues were $4.9 billion, a decrease of 15%, while international reported revenues were $7.1 billion, an increase of 13%, compared to third-quarter 2007. The increase in international reported revenues reflects the favorable impact of foreign exchange of 10% and operational growth of 3%.

For third-quarter 2008, Pfizer posted reported net income of $2.3 billion, compared with $761 million in the prior-year quarter, and reported diluted EPS of $0.34, compared with $0.11 in the prior-year quarter. These increases were primarily attributable to the after-tax charges of $2.1 billion related to the decision to exit Exubera in the year-ago quarter, which was partially offset by the after-tax charge in third-quarter 2008 of approximately $640 million resulting from the previously announced agreements in principle to resolve certain litigation involving the Company’s non-steroidal anti-inflammatory (NSAID) pain medicines as well as the after-tax charge of approximately $150 million associated with the aforementioned adjustment to prior years’ product returns liabilities.

For the first nine months of 2008, Pfizer recorded reported revenues of $36.0 billion, an increase of 1% compared with $35.5 billion in the same period in 2007, despite the loss of U.S. exclusivity of Norvasc (March 2007), Zyrtec (January 2008) and Camptosar (February 2008), which collectively decreased revenues by $2.1 billion. Foreign exchange favorably impacted revenues by approximately $2.0 billion or 6%, as did the solid performance of many key products. U.S. reported revenues accounted for 42% of the total compared with 49% in the year-ago period, while international reported revenues accounted for 58% of the total compared with 51% in the year-ago period. In the U.S., reported revenues were $15.2 billion, a decrease of 13%, while international reported revenues were $20.8 billion, an increase of 15% compared to the year-ago period. The increase in international reported revenues reflects the favorable impact of foreign exchange of 11% and operational growth of 4%.

For the first nine months of 2008, the Company posted reported net income of $7.8 billion, compared with $5.4 billion in the prior-year period, and reported diluted EPS of $1.16, compared with $0.78 in the prior-year period. These increases were primarily attributable to the previously mentioned after-tax charges of $2.1 billion related to Exubera in the year-ago quarter, lower restructuring charges associated with cost-reduction initiatives, as well as savings generated by those initiatives, which were partially offset by the previously mentioned after-tax charge of approximately $640 million associated with the resolution of certain NSAID litigation in third-quarter 2008.

Adjusted Revenue(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Results

For third-quarter 2008, Pfizer posted adjusted revenues (1) of $12.2 billion, an increase of 2% compared with $12.0 billion in the year-ago quarter. For the first nine months of 2008, Pfizer posted adjusted revenues(1) of $36.0 billion, an increase of 2% compared with $35.4 billion in the first nine months of 2007. Adjusted revenues(1) were positively impacted by foreign exchange and the solid performance of many key products, and negatively impacted by the loss of U.S. exclusivity of Norvasc, Zyrtec and Camptosar.

For third-quarter 2008, Pfizer recorded adjusted income(1) of $4.2 billion, an increase of 5% compared with $4.0 billion in the year-ago quarter, and adjusted diluted EPS(1) of $0.62, an increase of 7% compared with $0.58 in the year-ago quarter. For the first nine months of 2008, Pfizer recorded adjusted income(1) of $12.0 billion, an increase of 2% compared with $11.7 billion in the year-ago period, and adjusted diluted EPS(1) of $1.77, an increase of 5% compared with $1.68 in the year-ago period. In third-quarter 2008, adjusted income(1) and adjusted diluted EPS(1) were positively impacted by foreign exchange and savings associated with cost-reduction initiatives, which were partially offset by a decrease in net interest income. In the first nine months of 2008 compared with the same period in 2007, adjusted income(1) and adjusted diluted EPS(1) were impacted by the aforementioned factors in addition to the 2007 payment to Bristol-Myers Squibb Company in connection with the apixaban collaboration, as well as the 2008 favorable income tax adjustments.

Reported and adjusted diluted EPS(1) were also positively impacted by the full benefit of Pfizer’s purchase of $10.0 billion of the Company’s common stock in 2007.

Executive Commentary

“We remain on-track to meet our 2008 objectives, despite the turbulent global economy," said Chairman and Chief Executive Officer Jeff Kindler. “We continued to deliver steady results this quarter, with many of our most important medicines performing well around the world, including Lyrica, Celebrex, Viagra, Sutent, Zyvox and Geodon, as well as Lipitor in a highly competitive market. Looking ahead, we are making progress on our growth strategies, including increasing the number of programs in our Phase 3 portfolio from 16 to 25 in the last six months. With the formation of the Primary Care, Specialty Care and Emerging Markets units, which join the existing Oncology and Established Products units, we continue to evolve our pharmaceutical operations into smaller, more focused units that can anticipate and respond more quickly to our customers' and patients’ changing needs.”

Frank D’Amelio, Chief Financial Officer, commented, “Based on our year-to-date performance and outlook for the remainder of 2008, we are raising the lower end of our guidance range for full-year 2008 revenues to $48.0 to $49.0 billion from $47.0 to $49.0 billion. In addition, we have increased our guidance to at least a $2.0 billion reduction of absolute adjusted total costs(2) at the end of 2008 compared with 2006 on a constant currency basis(3). At the end of third-quarter 2008, cost reductions under this program totaled $1.7 billion. We are pleased with our progress and continue to look for new opportunities to further reduce and more effectively manage our costs. Finally, with our strong balance sheet and operating cash flow, we remain confident that we have the financial flexibility to successfully execute our strategies and meet our financial objectives in the face of the current macroeconomic environment.”

Product Performance
($ in millions, except percentages)

	Third-Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
In-Line Products(4)	$10,061	$9,323	8%	$29,503	$27,363	8%
New Products(5)	448	402	11%	1,369	1,021	34%

Total In-Line and New Products(6)	10,509	9,725	8%	30,872	28,384	9%

Loss of Exclusivity Products(7)	684	1,311	(48%)	2,278	4,338	(47%)

Returns Adjustment	(217)	--	*	(217)	--	*

Total Pharmaceutical	10,976	11,036	(1%)	32,933	32,722	1%

Animal Health	708	636	11%	2,042	1,854	10%
Other(8)	289	318	(9%)	975	972	--

Total Revenues	$11,973	$11,990	--	$35,950	$35,548	1%

See end of text prior to tables for notes.

* Calculation not meaningful.

Pharmaceutical

Pharmaceutical revenues for third-quarter 2008 were $11.0 billion, a decrease of 1% compared with the prior-year quarter, including the favorable impact of foreign exchange of approximately $570 million or 5%. Third-quarter 2008 revenues from in-line and new products(6) increased 8% compared with the year-ago quarter, which excludes the impact of the loss of U.S. exclusivity of Norvasc, Zyrtec and Camptosar, which collectively decreased revenues by $627 million compared with the year-ago quarter. Additionally, pharmaceutical revenues were impacted by a $217 million adjustment to the prior years’ product returns liabilities.

Lipitor revenues in third-quarter 2008 were $3.1 billion, a decrease of 1% compared with the prior-year quarter. In the U.S., Lipitor revenues were $1.6 billion, a decrease of 13% compared with the prior-year quarter, while revenues from international markets were $1.6 billion, an increase of 16%. The increase in international revenues reflects the favorable impact of foreign exchange of approximately $130 million, or 10%, and operational growth of 6%. The global statin market remains highly competitive, marked by decelerating market growth and increasing cost constraints. Pfizer continues to respond to these market dynamics by focusing on Lipitor’s differentiated clinical profile backed with strong landmark outcomes data. Pfizer recently launched a new multi-channel “Heart to Heart” direct-to-consumer campaign featuring patient testimonials to motivate new patients to speak with their physicians.

Lyrica revenues in third-quarter 2008 were $675 million, an increase of 45% compared with the prior-year quarter, driven by high patient and physician satisfaction globally demonstrated by strong physician prescribing patterns, as well as growth in the U.S. fibromyalgia market, where we continue to expand our leadership position. In the U.S., Lyrica revenues rose to $379 million, an increase of 40% compared with the prior-year quarter, while international revenues grew to $296 million, an increase of 51% primarily from operational growth.

Celebrex revenues in third-quarter 2008 were $625 million, an increase of 8% compared with the year-ago quarter, supported by continued educational and promotional efforts highlighting the benefit-risk proposition of Celebrex, as well as the favorable impact of foreign exchange. In the U.S., Celebrex revenues were $450 million, an increase of 4% compared with the prior-year quarter, while international revenues were $175 million, an increase of 21%.

Sutent revenues in third-quarter 2008 were $226 million, an increase of 49% compared with the year-ago quarter, demonstrating continued strong performance and market leadership in its approved indications. In the U.S., Sutent revenues were $62 million, an increase of 4% compared with the prior-year quarter, while international revenues were $164 million, an increase of 79%. Sutent is now available in all major markets and is supported by efficacy, survival and cost-effectiveness data. Further, our robust life cycle plan currently includes Phase 3 clinical trials in cancers with unmet medical need, such as breast, lung, colorectal, liver and prostate cancers.

Chantix (known as Champix outside the U.S.) revenues in third-quarter 2008 were $182 million, a decrease of 24% compared with third-quarter 2007. In the U.S., Chantix revenues were $96 million, a decline of 49% compared with the prior-year quarter, while international revenues were $86 million, an increase of 60%. Third-quarter 2008 U.S. results continued to be negatively impacted by the changes to the Chantix U.S. label in prior quarters. Pfizer continues its educational and promotional efforts focused on the Chantix benefit-risk proposition, the significant health consequences of smoking and the importance of physician-patient dialogue in helping patients quit smoking. In September, the U.S. branded direct-to-consumer campaign was re-launched with print, television and web advertising. Chantix has now been either approved or launched in all major markets.

Animal Health

Animal Health revenues for third-quarter 2008 were $708 million, an increase of 11% compared with $636 million in the year-ago quarter. The increase was driven by the favorable impact of foreign exchange, which increased revenues by approximately $35 million or 6%, in addition to strong global livestock and companion animal product performance.

Costs and Expenses

In third-quarter 2008, adjusted cost of sales(1) as a percentage of revenues was 14.5% compared with 15.1% in third-quarter 2007. This improvement reflects the benefits from our cost-reduction initiatives, partially offset by a less favorable geographic mix.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $3.4 billion in third-quarter 2008, a decrease of 6% compared with the prior-year quarter, due to the continued favorable impact of our cost-reduction initiatives, which was partially offset by the unfavorable impact of foreign exchange compared with the year-ago period.

Adjusted research and development (R&D) expenses were $1.8 billion in third-quarter 2008, an increase of 2% compared with the prior-year period. This primarily reflects increased spending on Phase 3 programs, partially offset by the favorable impact of cost-reduction initiatives.

Overall, foreign exchange increased adjusted total costs(2) by $242 million or 3% in third-quarter 2008 compared with the prior-year period. Excluding the impact of foreign exchange, adjusted total costs(2) decreased by approximately $460 million, or 6%, compared with the year-ago quarter. The operational improvement was driven partially by the reduction in workforce to 83,400 at the end of third-quarter 2008, a decline of 3,600 compared with the end of third-quarter 2007, as well as manufacturing and research and development site exits.

At the end of third-quarter 2008, Pfizer achieved its goal to reduce absolute adjusted total costs(2) by at least $1.5 to $2.0 billion at the end of 2008 compared with 2006 on a constant currency basis(3), having realized a total reduction of $1.7 billion. Pfizer now expects to reduce absolute adjusted total costs(2) by at least $2.0 billion by the end of 2008. These initiatives span essentially all divisions, functions, markets and sites, and reflect a workforce reduction of 14,600 since the target was established in January 2007.

Financial Guidance

For full-year 2008, Pfizer’s financial guidance, at current exchange rates(9) is summarized below. Revenue guidance has been narrowed to a range of $48.0 to $49.0 billion from $47.0 to $49.0 billion, adjusted SI&A expenses(1) guidance has been narrowed to a range of $14.4 to $14.7 billion from $14.4 to $14.9 billion, and adjusted diluted EPS(1) guidance has been narrowed to a range of $2.36 to $2.41 from $2.35 to $2.45. Additionally, reported diluted EPS(10) guidance has been reduced to a range of $1.61 to $1.71 from $1.73 to $1.88, reflecting in part the charges associated with the previously mentioned resolution of certain NSAID litigation.

	2007 Actual	2008 Guidance
Revenues	$48.2 billion	$48.0 to $49.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	16.0%	15.0% to 15.5%
Adjusted SI&A Expenses(1)	$15.2 billion	$14.4 to $14.7 billion
Adjusted R&D Expenses(1)	$7.5 billion	$7.3 to $7.6 billion
Effective Tax Rate on Adjusted Income(1)	21.0%	21.5% to 22.0%
Reported Diluted EPS(10)	$1.17	$1.61 to $1.71
Adjusted Diluted EPS(1)	$2.18	$2.36 to $2.41
Cash Flows from Operations	$13.4 billion	$17.0 to $18.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1) "Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall Adjusted Income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended June 29, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter 2008 and 2007, first nine months of 2008 and 2007, and full-year 2007 adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2008 adjusted income and adjusted diluted EPS guidance to full-year 2008 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(2) Represents primarily the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(3) Constant currency basis means that the applicable projected financial measure is based upon the actual foreign exchange rates in effect during 2006.

(4) Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (5) and (7).

(5) Represents worldwide revenues for pharmaceutical products launched since 2006: Chantix/Champix, Eraxis, Selzentry/Celsentri, Sutent, Thelin and Toviaz.

(6) Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2007 and 2008 as described in note (7). See the table accompanying this report.

(7) Represents worldwide revenues for pharmaceutical products that lost exclusivity in the U.S. in 2007 and 2008: Camptosar, Norvasc and Zyrtec.

(8) Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

(9) Current exchange rates approximate rates at the time of the third-quarter earnings press release (October 2008).

(10) Excludes the potential effects of business-development transactions not completed as of September 28, 2008, and of litigation-related matters not substantially resolved as of September 28, 2008, as we do not forecast those items.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

	Third Quarter		% Incr. / (Decr.)	Nine Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Revenues	$11,973	$11,990	-	$35,950	$35,548	1
Costs and expenses:
Cost of sales (a)	2,122	4,618	(54)	6,397	8,614	(26)
Selling, informational and administrative expenses (a)	3,523	3,768	(7)	10,878	10,973	(1)
Research and development expenses (a)	1,885	1,999	(6)	5,642	5,829	(3)
Amortization of intangible assets	621	774	(20)	2,063	2,372	(13)
Acquisition-related in-process research and development charges	13	-	*	567	283	100
Restructuring charges and acquisition-related costs	366	455	(20)	1,113	2,318	(52)
Other (income)/ deductions--net	721	(260)	*	221	(1,149)	*
Income from continuing operations before provision/ (benefit) for taxes on income and minority interests	2,722	636	328	9,069	6,308	44
Provision/ (benefit) for taxes on income	463	(161)	*	1,251	800	56
Minority interests	6	1	378	18	6	199
Income from continuing operations	2,253	796	183	7,800	5,502	42
Discontinued operations:
Loss from discontinued operations--net of tax	1	-	*	(4)	-	*
Gains/(losses) on sales of discontinued operations--net of tax	24	(35)	*	42	(82)	*
Discontinued operations--net of tax	25	(35)	*	38	(82)	*
Net income	$2,278	$761	199	$7,838	$5,420	45
Earnings per common share - basic:
Income from continuing operations	$0.34	$0.12	183	$1.16	$0.79	47
Discontinued operations--net of tax	-	(0.01)	*	-	(0.01)	*
Net income	$0.34	$0.11	209	$1.16	$0.78	49
Earnings per common share - diluted:
Income from continuing operations	$0.33	$0.12	175	$1.16	$0.79	47
Discontinued operations--net of tax	0.01	(0.01)	*	-	(0.01)	*
Net income	$0.34	$0.11	209	$1.16	$0.78	49
Weighted-average shares used to calculate earnings per common share:
Basic	6,718	6,875		6,730	6,964
Diluted	6,736	6,894		6,750	6,986

(a) Exclusive of amortization of intangible assets, except as discussed in footnote 5 below.

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.	The above financial statements present the three-month and nine-month periods ended September 28, 2008 and September 30, 2007. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 24, 2008 and August 26, 2007.
2.	The financial results for the three-month and nine-month periods ended September 28, 2008 are not necessarily indicative of the results which ultimately might be achieved for the current year.
3.	The financial results for the three-month and nine-month periods ended September 30, 2007, include charges associated with the impairment of Exubera assets and the decision to exit and stop additional investment in the product. These charges include approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments, and $584 million of other exit costs. The charges are primarily included in Cost of Sales ($2.6 billion), Selling, informational and administrative expenses ($83 million), and Research and development expenses ($131 million).
4.	As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In the first nine months of 2008, we expensed $567 million of IPR&D, primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals Inc., CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. In the first nine months of 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.
5.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
6.	Other (income)/deductions--net for the three-month and nine-month periods ended September 28, 2008, includes approximately $900 million related to our agreements in principle to resolve certain litigation involving non-steroidal anti-inflammatory (NSAID) pain medicines.
7.	Provision for taxes on income includes tax benefits in the first nine months of 2008 of approximately $305 million related to favorable tax settlements and of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.), both recorded in the second quarter of 2008. Provision for taxes on income in the third quarter and first nine months of 2007 include a tax benefit ($681 million) relating to charges associated with Exubera.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 28, 2008
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$11,973	$-	$-	$-	$186	$12,159
Costs and expenses:
Cost of sales (a)	2,122	-	-	-	(362)	1,760
Selling, informational and administrative expenses (a)	3,523	3	-	-	(97)	3,429
Research and development expenses (a)	1,885	(8)	-	-	(108)	1,769
Amortization of intangible assets	621	(585)	-	-	-	36
Acquisition-related in-process R&D charges	13	(13)	-	-	-	-
Restructuring charges and acquisition-related costs	366	-	(28)	-	(338)	-
Other (income)/ deductions--net	721	(1)	-	-	(940)	(220)
Income from continuing operations before provision for taxes on income and minority interests	2,722	604	28	-	2,031	5,385
Provision for taxes on income	463	144	4	-	588	1,199
Minority interests	6	-	-	-	-	6
Income from continuing operations	2,253	460	24	-	1,443	4,180
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	1	-	-	(1)	-	-
Gains/(losses) on sales of discontinued operations--net of tax	24	-	-	(24)	-	-
Discontinued operations--net of tax	25	-	-	(25)	-	-
Net income	$2,278	$460	$24	$(25)	$1,443	$4,180
Earnings per common share - diluted:
Income from continuing operations	$0.33	$0.07	$-	$-	$0.22	$0.62
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income	$0.34	$0.07	$-	$(0.01)	$0.22	$0.62

	Nine Months Ended September 28, 2008
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$35,950	$-	$-	$-	$80	$36,030
Costs and expenses:
Cost of sales (a)	6,397	-	-	-	(801)	5,596
Selling, informational and administrative expenses (a)	10,878	9	-	-	(353)	10,534
Research and development expenses (a)	5,642	(22)	-	-	(344)	5,276
Amortization of intangible assets	2,063	(1,965)	-	-	-	98
Acquisition-related in-process R&D charges	567	(567)	-	-	-	-
Restructuring charges and acquisition-related costs	1,113	-	(36)	-	(1,077)	-
Other (income)/ deductions--net	221	(3)	-	-	(961)	(743)
Income from continuing operations before provision for taxes on income and minority interests	9,069	2,548	36	-	3,616	15,269
Provision for taxes on income	1,251	550	6	-	1,467	3,274
Minority interests	18	-	-	-	-	18
Income from continuing operations	7,800	1,998	30	-	2,149	11,977
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(4)	-	-	4	-	-
Gains/(losses) on sales of discontinued operations--net of tax	42	-	-	(42)	-	-
Discontinued operations--net of tax	38	-	-	(38)	-	-
Net income	$7,838	$1,998	$30	$(38)	$2,149	$11,977
Earnings per common share - diluted:
Income from continuing operations	$1.16	$0.29	$-	$-	$0.32	$1.77
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$1.16	$0.29	$-	$-	$0.32	$1.77

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 30, 2007
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$11,990	$-	$-	$-	$(40)	$11,950
Costs and expenses:
Cost of sales (a)	4,618	(14)	-	-	(2,794)	1,810
Selling, informational and administrative expenses (a)	3,768	3	-	-	(133)	3,638
Research and development expenses (a)	1,999	(8)	-	-	(261)	1,730
Amortization of intangible assets	774	(745)	-	-	(1)	28
Acquisition-related in-process R&D charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	455	-	(1)	-	(454)	-
Other (income)/ deductions--net	(260)	(3)	-	-	(56)	(319)
Income from continuing operations before provision for taxes on income and minority interests	636	767	1	-	3,659	5,063
(Benefit)/ provision for taxes on income	(161)	208	2	-	1,050	1,099
Minority interests	1	-	-	-	-	1
Income from continuing operations	796	559	(1)	-	2,609	3,963
Discontinued operations:
Income from discontinued operations--net of tax	-	-	-	-	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(35)	-	-	35	-	-
Discontinued operations--net of tax	(35)	-	-	35	-	-
Net income	$761	$559	$(1)	$35	$2,609	$3,963
Earnings per common share - diluted:
Income from continuing operations	$0.12	$0.08	$-	$-	$0.38	$0.58
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$0.11	$0.08	$-	$0.01	$0.38	$0.58

	Nine Months Ended September 30, 2007

	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$35,548	$-	$-	$-	$(134)	$35,414
Costs and expenses:
Cost of sales (a)	8,614	(49)	-	-	(3,138)	5,427
Selling, informational and administrative expenses (a)	10,973	9	-	-	(294)	10,688
Research and development expenses (a)	5,829	(22)	-	-	(423)	5,384
Amortization of intangible assets	2,372	(2,292)	-	-	-	80
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,318	-	(8)	-	(2,310)	-
Other (income)/ deductions--net	(1,149)	(20)	-	-	16	(1,153)
Income from continuing operations before provision for taxes on income and minority interests
	6,308	2,657	8	-	6,015	14,988
Provision for taxes on income	800	654	5	-	1,812	3,271
Minority interests	6	-	-	-	-	6
Income from continuing operations	5,502	2,003	3	-	4,203	11,711
Discontinued operations:
Income from discontinued operations--net of tax	-	-	-	-	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(82)	-	-	82	-	-
Discontinued operations--net of tax	(82)	-	-	82	-	-
Net income	$5,420	$2,003	$3	$82	$4,203	$11,711
Earnings per common share - diluted:
Income from continuing operations	$0.79	$0.28	$-	$-	$0.61	$1.68
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$0.78	$0.28	$-	$0.01	$0.61	$1.68

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND
REPORTED DILUTED EPS TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Certain significant items includes the following:

	Third Quarter		Nine Months
(millions of dollars)	2008	2007	2008	2007

Restructuring charges - Cost-reduction initiatives(a)	$338	$437	$1,077	$2,267
Implementation costs - Cost-reduction initiatives(b)	378	373	1,140	864
Litigation-related matters(c)	936	35	936	61
Returns liabilities adjustment(d)	217	-	217	-
Asset impairment charges and other associated costs(e)	115	2,804	115	2,804
Consumer Healthcare business transition activity(f)	9	(8)	(3)	(24)
Other	38	18	134	43
Total certain significant items, pre-tax	2,031	3,659	3,616	6,015
Income taxes(g)	(588)	(1,050)	(1,467)	(1,812)
Total certain significant items--net of tax	$1,443	$2,609	$2,149	$4,203

(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($172 million), Selling, informational and administrative expenses ($95 million), Research and development expenses ($108 million), and Other (income)/deductions - net ($3 million) for the three months ended September 28, 2008. Included in Cost of sales ($520 million), Selling, informational and administrative expenses ($270 million), Research and development expenses ($348 million), and Other (income)/deductions - net ($2 million) for the nine months ended September 28, 2008. Included in Cost of sales ($173 million), Selling, informational and administrative expenses ($70 million), Research and development expenses ($130 million) for the three months ended September 30, 2007. Included in Cost of sales ($437 million), Selling, informational and administrative expenses ($198 million), Research and development expenses ($292 million), and Other (income)/deductions - net ($63 million income) for the nine months ended September 30, 2007.

(c)	Included in Other (income)/deductions - net and for the three-month and nine-month periods ended September 28, 2008, includes approximately $900 million related to our agreements in principle to resolve certain NSAID litigation.

(d)	Included in Revenues and reflects an adjustment to the prior years' liabilities for product returns.

(e)	The financial results for the three-month and nine-month periods ended September 30, 2007, include charges primarily related to the decision to exit Exubera and are comprised of approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments and $584 million of other exit costs. The charges are primarily included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($131 million).

(f)	Included in Revenues ($31 million), Cost of sales ($38 million) and Selling, informational and administrative expenses ($2 million) for the three months ended September 28, 2008. Included in Revenues ($137 million), Cost of sales ($131 million) and Selling, informational and administrative expenses ($3 million) for the nine months ended September 28, 2008. Included in Revenues ($50 million), Cost of sales ($41 million), Selling, informational and administrative expenses ($5 million), and Other (income)/deductions - net ($4 million income) for the three months ended September 30, 2007. Included in Revenues ($144 million), Cost of sales ($121 million), Selling, informational and administrative expenses ($12 million), and Other (income)/deductions - net ($13 million income) for the nine months ended September 30, 2007.

(g)	Included in Provision for taxes on income and for the nine months ended September 28, 2008, includes approximately $426 million recorded in the second quarter of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.).

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Twelve Months Ended December 31, 2007

	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items	Adjusted
Revenues	$48,418	$-	$-	$-	$(209)	$48,209
Costs and expenses:
Cost of sales (a)	11,239	(49)	-	-	(3,497)	7,693
Selling, informational and administrative expenses (a)	15,626	12	-	-	(418)	15,220
Research and development expenses (a)	8,089	(29)	-	-	(516)	7,544
Amortization of intangible assets	3,128	(3,013)	-	-	-	115
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,534	-	(11)	-	(2,523)	-
Other (income)/ deductions--net	(1,759)	(22)	-	-	235	(1,546)
Income from continuing operations before provision for taxes on income and minority interests	9,278	3,384	11	-	6,510	19,183
Provision for taxes on income	1,023	873	1	-	2,131	4,028
Minority interests	42	-	-	-	-	42
Income from continuing operations	8,213	2,511	10	-	4,379	15,113
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(66)	-	-	66	-	-
Discontinued operations--net of tax	(69)	-	-	69	-	-
Net income	$8,144	$2,511	$10	$69	$4,379	$15,113
Earnings per common share - diluted:
Income from continuing operations	$1.18	$0.37	$-	$-	$0.63	$2.18
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$1.17	$0.37	$-	$0.01	$0.63	$2.18

(a) Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC
SEGMENT/PRODUCT REVENUES
THIRD QUARTER 2008
(UNAUDITED)
(millions of dollars)

	QUARTER-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVENUES	11,973	11,990	-	4,908	5,747	(15)	7,065	6,243	13

PHARMA- CEUTICAL	10,976	11,036	(1)	4,525	5,352	(15)	6,451	5,684	14
- CARDIO- VASCULAR AND METABOLIC DISEASES	4,537	4,620	(2)	1,907	2,252	(15)	2,630	2,368	11
LIPITOR	3,142	3,170	(1)	1,569	1,810	(13)	1,573	1,360	16
NORVASC	562	640	(12)	22	48	(53)	540	592	(9)
CHANTIX / CHAMPIX	182	241	(24)	96	186	(49)	86	55	60
CADUET	148	149	(1)	116	128	(9)	32	21	54
CARDURA	125	119	6	1	1	14	124	118	6
- CENTRAL NERVOUS SYSTEM DISORDERS	1,556	1,297	20	725	609	19	831	688	21
LYRICA	675	465	45	379	269	40	296	196	51
GEODON / ZELDOX	258	228	13	210	186	13	48	42	13
ZOLOFT	135	124	9	27	31	(13)	108	93	16
ARICEPT**	131	100	30	1	1	(9)	130	99	30
NEURONTIN	102	106	(4)	20	21	(5)	82	85	(4)
XANAX / XANAX XR	91	85	7	16	17	(10)	75	68	12
RELPAX	83	81	2	50	53	(6)	33	28	17
- ARTHRITIS AND PAIN	768	735	5	491	475	4	277	260	6
CELEBREX	625	577	8	450	433	4	175	144	21
- INFECTIOUS AND RESPIRATORY DISEASES	989	859	15	318	277	15	671	582	15
ZYVOX	281	232	21	161	144	12	120	88	35
VFEND	189	162	17	58	52	11	131	110	20
ZITHROMAX / ZMAX	91	89	2	1	6	(67)	90	83	6
DIFLUCAN	93	96	(3)	4	3	9	89	93	(3)
- UROLOGY	820	758	8	436	416	5	384	342	12
VIAGRA	509	450	13	236	208	13	273	242	13
DETROL / DETROL LA	298	294	1	198	203	(2)	100	91	9
- ONCOLOGY	645	664	(3)	111	240	(54)	534	424	26
SUTENT	226	151	49	62	60	4	164	91	79
CAMPTOSAR	122	243	(50)	(3)	137	*	125	106	17
AROMASIN	121	102	19	39	33	17	82	69	19
- OPHTHAL- MOLOGY	459	413	11	138	131	5	321	282	14
XALATAN / XALACOM	450	402	12	138	131	5	312	271	15
- ENDOCRINE DISORDERS	294	271	9	62	66	(7)	232	205	14
GENOTROPIN	225	216	5	54	60	(12)	171	156	11
- ALL OTHER	337	962	(65)	11	609	(98)	326	353	(8)
ZYRTEC / ZYRTEC D	-	428	*	-	428	*	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Olmetec, Rebif and Spiriva)	571	457	25	326	277	18	245	180	37
ANIMAL HEALTH	708	636	11	303	292	4	405	344	17
OTHER ***	289	318	(9)	80	103	(22)	209	215	(3)

*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC
SEGMENT/PRODUCT REVENUES
NINE MONTHS 2008
(UNAUDITED)
(millions of dollars)

	YEAR-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REV- ENUES	35,950	35,548	1	15,185	17,438	(13)	20,765	18,110	15

PHARMA- CEUTICAL	32,933	32,722	1	14,048	16,287	(14)	18,885	16,435	15
-CARDIO- VASCULAR AND META- BOLIC DIS- EASES	13,498	13,858	(3)	5,835	7,016	(17)	7,663	6,842	12
LIPITOR	9,255	9,247	-	4,717	5,331	(12)	4,538	3,916	16
NORVASC	1,702	2,351	(28)	59	577	(90)	1,643	1,774	(7)
CHANTIX / CHAMPIX	666	603	10	398	499	(20)	268	104	157
CADUET	441	414	7	352	372	(5)	89	42	112
CARDURA	378	378	-	4	3	30	374	375	-
-CENTRAL NERVOUS SYSTEM DIS- ORDERS	4,426	3,716	19	2,078	1,742	19	2,348	1,974	19
LYRICA	1,871	1,265	48	1,065	728	46	806	537	50
GEODON / ZELDOX	731	622	18	594	510	16	137	112	22
ZOLOFT	408	397	3	95	132	(28)	313	265	18
ARICEPT*	356	285	25	1	1	23	355	284	25
NEUR- ONTIN	295	321	(8)	53	57	(7)	242	264	(8)
XANAX / XANAX XR	267	239	12	48	45	5	219	194	14
RELPAX	240	230	4	147	149	(1)	93	81	15
- ARTH- RITIS AND PAIN	2,279	2,110	8	1,445	1,371	5	834	739	13
CELEBREX	1,825	1,653	10	1,330	1,250	6	495	403	23
- INFEC- TIOUS AND RESPIR- ATORY DISEASES	2,920	2,609	12	916	843	9	2,004	1,766	14
ZYVOX	832	692	20	495	445	11	337	247	37
VFEND	547	455	20	166	153	8	381	302	26
ZITHRO- MAX / ZMAX	320	328	(3)	8	24	(64)	312	304	2
DIFLUCAN	280	311	(10)	8	9	(18)	272	302	(10)
- URO- LOGY	2,369	2,172	9	1,267	1,192	6	1,102	980	12
VIAGRA	1,432	1,266	13	658	574	15	774	692	12
DETROL / DETROL LA	901	866	4	604	604	-	297	262	13
- ONCO- LOGY	1,932	1,911	1	417	723	(42)	1,515	1,188	28
SUTENT	627	399	57	188	174	8	439	225	95
CAMPTO- SAR	451	713	(37)	86	397	(78)	365	316	16
AROMASIN	342	287	19	108	96	12	234	191	22
- OPH- THAL- MOLOGY	1,316	1,179	12	392	380	3	924	799	16
XALATAN / XALACOM	1,291	1,151	12	392	380	3	899	771	17
- ENDO- CRINE DIS- ORDERS	857	769	11	191	187	2	666	582	14
GENO- TROPIN	669	619	8	170	173	(2)	499	446	12
- ALL OTHER	1,714	3,151	(46)	573	2,093	(73)	1,141	1,058	8
ZYRTEC / ZYRTEC D	125	1,274	(90)	125	1,274	(90)	-	-	-
- ALLI- ANCE REVENUE (Ari- cept, Exforge, Macugen, Olmetec, Rebif and Spiriva)	1,622	1,247	30	934	740	26	688	507	36
ANIMAL HEALTH	2,042	1,854	10	812	810	-	1,230	1,044	18
OTHER **	975	972	-	325	341	(5)	650	631	3

*	-	Represents direct sales under license agreement with Eisai Co., Ltd.

**	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED PHARMACEUTICAL REVENUES TO TOTAL
IN-LINE AND NEW PRODUCTS(2) PHARMACEUTICAL REVENUES
(UNAUDITED)
(millions of dollars)

	Worldwide
	Third Quarter		% Incr. / (Decr.)	Nine Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$10,976	$11,036	(1)	$32,933	$32,722	1
Norvasc	562	640	(12)	1,702	2,351	(28)
Camptosar	122	243	(50)	451	713	(37)
Zyrtec/Zyrtec D	-	428	*	125	1,274	(90)
Other (1)	(217)	-	*	(217)	-	*
Total in-line products and new products(2)
Pharmaceutical revenues	$10,509	$9,725	8	$30,872	$28,384	9

	U.S.
	Third Quarter		% Incr. / (Decr.)	Nine Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$4,525	$5,352	(15)	$14,048	$16,287	(14)
Norvasc	22	48	(53)	59	577	(90)
Camptosar	(3)	137	*	86	397	(78)
Zyrtec/Zyrtec D	-	428	*	125	1,274	(90)
Other (1)	(157)	-	*	(157)	-	*
Total in-line products and new products(2)
Pharmaceutical revenues	$4,663	$4,739	(2)	$13,935	$14,039	(1)

	International
	Third Quarter		% Incr. / (Decr.)	Nine Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$6,451	$5,684	13	$18,885	$16,435	15
Norvasc	540	592	(9)	1,643	1,774	(7)
Camptosar	125	106	17	365	316	16
Zyrtec/Zyrtec D	-	-	-	-	-	-
Other (1)	(60)	-	*	(60)	-	*
Total in-line products and new products(2)
Pharmaceutical revenues(3)	$5,846	$4,986	17	$16,937	$14,345	18

* Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

(1) Represents an adjustment to the prior years' liabilities for product returns.

(2) Total in-line and new products Pharmaceutical revenues, which exclude the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2007 and the prior years' returns liabilities adjustment (1), is an alternative view of our Pharmaceutical revenues, and we believe that investors’ understanding of Pharmaceutical revenues is enhanced by disclosing this performance measure. Norvasc lost its U.S. exclusivity in March 2007 and Camptosar lost its U.S. exclusivity in February 2008, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Zyrtec/Zyrtec D lost its U.S. exclusivity in January 2008 and we ceased marketing the product in late January 2008. We believe that excluding the impact of these products and the prior years’ returns liabilities adjustment (1) assist the reader in understanding the dynamics of our diverse Pharmaceutical product portfolio in 2008. Because of its non-standardized definition, this total in-line and new products Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenues.

(3) Total in-line and new products Pharmaceutical international revenues reflect a favorable impact in the third quarter and first nine months of 2008 due primarily to changes in foreign exchange rates.

PFIZER INC

SUPPLEMENTAL INFORMATION

1) Change in Revenues

The weakening of the U.S. dollar relative to other currencies, primarily the euro, Japanese yen and Canadian dollar, favorably impacted our revenues by approximately $620 million, or 5%, in third-quarter 2008, compared to the same period in 2007, and by approximately $2.0 billion, or 6%, in the first nine months of 2008, compared to the same period in 2007.

Reported revenues in third-quarter 2008 include a reduction of $217 million to adjust our prior years’ liabilities for product returns. We previously accrued for returns based on our overall returns experience, as well as our understanding of the amount of product in the wholesale and retail channel. After a recent detailed review of our returns experience, we determined that our previous methodology needed to be revised, as the lag time between product sale and return was actually much longer than we had previously assumed. Although fully recorded in the current period, virtually all of the adjustment relates back several years. We have also reviewed our expense calculations for the prior years and determined that the expense recorded in those years was not materially different from what would have been recorded under our revised approach.

2) Change in Cost of Sales

Reported cost of sales decreased 54% in third-quarter 2008, compared to the same period in 2007, and decreased 26% in the first nine months of 2008, compared to the same period in 2007. The decreases primarily reflect a $2.6 billion charge in third-quarter 2007 related to our decision to exit Exubera and the savings impact of our cost-reduction initiatives, partially offset by the unfavorable impact of foreign exchange, and for the first nine months of 2008, higher implementation costs associated with our cost-reduction initiatives.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $172 million for third-quarter 2008, $520 million for the nine months ended September 28, 2008, $173 million for third-quarter 2007, and $437 million for the nine months ended September 30, 2007.

Reported cost of sales also included $38 million for third-quarter 2008, $131 million for the nine months ended September 28, 2008, $41 million for third-quarter 2007, and $121 million for the nine months ended September 30, 2007, related to business-transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. This continuing activity is transitional in nature and generally results from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

Reported cost of sales as a percentage of revenues decreased 20.8 percentage points to 17.7% in third-quarter 2008, compared to third-quarter 2007, reflecting a $2.6 billion charge in third-quarter 2007 related to our decision to exit Exubera and the favorable impact of our cost-reduction initiatives, partially offset by the impact of foreign exchange.

3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

Reported SI&A expenses decreased 7% in third-quarter 2008, and decreased 1% in the nine months ended September 28, 2008, compared to the same periods in 2007, reflecting the savings associated with our cost-reduction initiatives and a $83 million charge in third-quarter 2007 related to our decision to exit Exubera, partially offset by the impact of foreign exchange and the impact of higher implementation costs associated with our cost-reduction initiatives.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $95 million for third-quarter 2008, $270 million for the nine months ended September 28, 2008, $70 million for third-quarter 2007, and $198 million for the nine months ended September 30, 2007.

Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), decreased 6% in third-quarter 2008, and decreased 3% in the nine months ended September 28, 2008, compared to the same periods in 2007. The decreases were primarily due to collaboration payments made to Bristol-Myers Squibb Company in second-quarter 2007 in connection with our collaboration to develop and commercialize apixaban and a $131 million charge in third-quarter 2007 related to our decision to exit Exubera, in addition to the realization of savings associated with our cost-reduction initiatives. These decreases were partially offset by higher R&D spending related to Phase 3 clinical trials in third-quarter 2008 and the unfavorable impact of foreign exchange.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $108 million for third-quarter 2008, $348 million for the nine months ended September 28, 2008, $130 million for third-quarter 2007, and $292 million for the nine months ended September 30, 2007.

IPR&D charges of $567 million in the first nine months of 2008 primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. IPR&D charges in the first nine months of 2007 of $283 million, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.

4) Asset Impairment Charges and Other Costs Associated with Exiting Exubera

In third-quarter 2007, after an assessment of the financial performance of Exubera, an inhalable form of insulin for the treatment of diabetes, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

Total pre-tax charges for the third quarter and first nine months of 2007 were $2.8 billion and were primarily included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($83 million), and Research and development expenses ($131 million). Total pre-tax charges for the third quarter and first nine months of 2008 were not significant.

5) Other Income and Other Deductions

($ millions)	Third Quarter		Nine Months
	2008	2007*	2008	2007*
Net Interest (Income)/Expense(a)	$(186)	$(280)	$(488)	$(814)
Royalty Income	(59)	(36)	(194)	(169)
Net Losses/(Gains) on Asset Disposals	-	(10)	7	(89)
Litigation-related matters(b)	936	53	934	53
Other, Net	30	13	(38)	(130)
Other (Income)/Deductions-Net	$721	$(260)	$221	$(1,149)

*Certain prior period amounts were reclassified to conform to the current period presentation.

(a) The decreases in net interest income in the third quarter and first nine months of 2008, compared to the same periods in 2007, were due primarily to lower net financial assets and lower interest rates.

(b) In third-quarter 2008, we recorded litigation-related charges of approximately $900 million related to our agreements in principle to resolve certain litigation involving our non-steroidal anti-inflammatory (NSAID) pain medicines.

6) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision/(benefit) for taxes on income and minority interests for third-quarter 2008 was a 17.0% cost compared to a 25.4% benefit in third-quarter 2007, and in the first nine months of 2008 was a 13.8% cost compared to a 12.7% cost in the first nine months of 2007, reflecting tax benefits in second-quarter 2008 of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutic Inc.), higher acquired IPR&D expenses in 2008, which are not deductible for tax purposes, and a tax benefit in third-quarter 2007 of $681 million related to charges associated with Exubera.

The effective tax rate on adjusted income(1) was a cost of 22.3% in third-quarter 2008, a cost of 21.4% in the first nine months of 2008, a cost of 21.7% in third-quarter 2007, and a cost of 21.8% in the first nine months of 2007. The lower rate on adjusted income(1) in the first nine months of 2008 reflects the $305 million in tax benefits related to the resolution of tax issues noted above, partially offset by a change in geographical mix of income.

On October 3, 2008, the Tax Extenders and Alternative Minimum Tax Relief Act (the Extenders Act) extended the research and development tax credit from January 1, 2008 through December 31, 2009. We estimate that this research and development credit will reduce income tax expense in fourth-quarter 2008 by approximately $120 million to $150 million. Certain provisions of the Tax Increase and Prevention Reconciliation Act (TIPRA) have been extended through 2010. These provisions reduce our U.S. tax cost on certain types of foreign income and were originally due to expire for us in 2009.

7) Reconciliation of 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2008 Reported Net Income and Reported Diluted EPS Guidance

	Previous Full-Year 2008 Guidance		Revised Full-Year 2008 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$15.8 - $16.6	~$2.35 - $2.45	~$15.9 - $16.3	~$2.36 - $2.41
Purchase Accounting Impacts:
Business Development Transactions Completed as of 12/31/07	(2.1)	(0.31)	(1.9)	(0.28)
Business Development Transactions Completed from 1/1/08 through 9/28/08	(0.5)	(0.08)	(0.6)	(0.08)
Costs Related to Cost-Reduction Initiatives	(1.6 – 1.9)	(0.24 – 0.29)	(1.6 – 1.9)	(0.24 – 0.29)
Litigation-Related Matters(b)	-	-	(0.7)	(0.10)
Returns Liabilities Adjustment(c)	-	-	(0.1)	(0.02)
Tax Benefits Related to Sale of Esperion	0.4	0.06	0.4	0.06
Other, Net	-	-	(0.2)	(0.04)
Reported Net Income/Diluted EPS Guidance	~$11.7 - $12.8	~$1.73 - $1.88	~$10.9 - $11.6	~$1.61 - $1.71

(a) Guidance in the table above excludes the potential effects of business-development transactions not completed as of September 28, 2008 and of litigation-related matters not substantially resolved as of September 28, 2008, as we do not forecast those items.

(b) Litigation-related matters primarily reflect our agreements in principle to resolve certain litigation involving our NSAID pain medications.

(c) Reflects an adjustment to the prior years’ liabilities for product returns.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the quarterly period ended June 29, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of October 21, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717